Exhibit 10.1

[Letterhead of C]

November 15, 2006

SunPower Corporation

3939 North First Street

San Jose, California 95134

Attn: Chief Financial Officer

Dear Mr. Hernandez:

SunPower Corporation (“Parent”), a Delaware corporation and a majority-owned subsidiary of Cypress Semiconductor Corp. (“Cypress”), is today entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement) among Parent, Pluto Acquisition Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent, Pluto Corporation, a California corporation (the “Company”), and Thomas L. Dinwoodie, as Shareholders’ Representative, pursuant to which, among other things, the Company is to be merged with and into Merger Sub (the “Merger”). A portion of the consideration to be paid by Parent in connection with the Merger consists of cash, and Parent desires to finance such cash consideration following the date hereof. In order to facilitate such financing and the transactions contemplated by the Merger Agreement, Cypress hereby agrees as set forth in this letter agreement.

Upon the written request of Parent any time following the date hereof and prior to the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the date six months following the Closing Date, Cypress shall lend to Parent up to $130,000,000 in cash, as requested by Parent, on the following terms:

•	Title and Rank: Senior Subordinated Unsecured Note (the “Note”). The Note shall rank junior and be subordinated to existing and future indebtedness of Parent under Bank Credit Facilities.

•	Security: None; the Note shall be unsecured.

•	Interest Rate: LIBOR on the issuance date plus 475 basis points.

•	Default Interest Rate: The otherwise applicable interest rate plus 200 basis points.

•	Maturity and Payments: The Note shall mature on the first anniversary of issuance date. Except as provided below in connection with an Equity Financing, Bank Credit Facility or Debt Financing, no payments of principal or interest shall be due until maturity.

•	Prepayment: The Note shall be prepayable at the option of Parent with no penalty. Once repaid or prepaid, the loans may not be reborrowed.

•	Mandatory Prepayment: The net proceeds (after deduction of direct and indirect issuance costs) of any Bank Credit Facility, Equity Financing or Debt Financing (each as defined below) by Parent shall be first applied on the same business day as receipt thereof by Parent to reduce amounts outstanding under the Note, with such proceeds being applied first to accrued and unpaid interest and second to principal.

•	Conditions Precedent to Borrowing. Parent may make requests for loans under the Note on up to four occasions in increments of not less than $30,000,000. The conditions precedent to a borrowing include delivery of notice, accuracy of representations and warranties and absence of any material defaults.

•	Affirmative Covenants. The Note shall include customary covenants including with respect to delivery of financial statements and other information, notices of defaults, litigation and other material events, inspections, maintenance of property and insurance, maintenance of existence and corporate franchises, payment of taxes, compliance with laws, ERISA and use of proceeds.

•	Negative Covenants. The Note shall include customary covenants including with respect to limitations on the incurrence of debt, granting of liens, fundamental changes, asset sales, investments and acquisitions, transactions with affiliates, dividends or distributions on, or redemptions of, equity interests.

•	Representations and Warranties. Parent shall make customary representations and warranties, including with respect to corporate status, authority and enforceability, no violation of laws or agreements, litigation, margin regulations, Investment Company Act, accuracy of disclosure, financial statements and no material adverse change, taxes, ERISA, intellectual property and environmental laws.

•	Events of Default: Events of default for the Note shall include nonpayment of principal and interest, violation of covenants, incorrectness of representations and warranties in any respect, cross default and cross acceleration with other indebtedness, material judgments, and bankruptcy-related events.

For purposes of this letter:

•	“Equity Financing” means the sale by Parent of its capital stock for cash, but shall not include any sale by Parent of any capital stock or right to acquire capital stock (i) pursuant to any stock option, stock purchase or other equity incentive or benefit plan or other arrangement for compensation, in each case for its employees, directors or consultants or (ii) to Cypress.

•	“Debt Financing” means any sale of debt securities of Parent for cash, other than (i) pursuant to or in connection with any Bank Credit Facility, or (ii) to Cypress.

Commitment Letter

•	“Bank Credit Facility” means (a) one or more debt, credit or commercial paper facilities, or lines of credit, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, lines of credit or letters of credit, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), as the same may be amended, supplemented or otherwise modified from time to time, including amendments, supplements or modifications relating to the addition or elimination of Parent or any of its subsidiaries as borrowers, guarantors or other credit parties thereunder and (b) any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original lenders or agents or one or more other lenders and agents).

Each of Cypress and Parent shall use commercially reasonable efforts, and shall cooperate with the other party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable following the written request by Parent to Cypress described above, the loan and the issuance of the Note contemplated hereby. Each of Cypress’s and Parent agree to work in good faith toward the negotiation of commercially reasonable definitive documentation for the loan. Without limiting the generality or effect of the foregoing, each party, at the reasonable request of the other party, shall execute and deliver such other instruments and agreements (including definitive documentation for the loan and the Note and subordination agreements requested by lenders of Parent) and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the loan and the issuance of the Note contemplated hereby.

Commitment Letter

This letter agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned, and shall governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

CYPRESS SEMICONDUCTOR CORP.

By:	/s/ Brad W. Buss
Name:	Brad W. Buss
Title:	Executive Vice President, Finance and
Administration, Chief Financial Officer

ACKNOWLEDGED AND AGREED
As of November 15, 2006:
SUNPOWER CORPORATION

By:	/s/ Emmanuel Hernandez
Name:	Emmanuel Hernandez
Title:	Chief Financial Officer

Commitment Letter

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